UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2004

Federal National Mortgage Association

(Exact name of registrant as specified in its charter)

Fannie Mae

Federally chartered corporation (State or other jurisdiction of incorporation)	0-50231 (Commission File Number)	52-0883107 (IRS Employer Identification Number)

3900 Wisconsin Avenue, NW Washington, DC (Address of principal executive offices)	20016 (Zip Code)

Registrant’s telephone number, including area code: 202-752-7000

(Former Name or Former Address, if Changed Since Last Report): ________________

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Information about Certain Debt and MBS Issuances by Fannie Mae can be found on Fannie Mae’s Website

     New Securities and Exchange Commission (“SEC”) rules that went into effect on August 23, 2004 require public companies to disclose certain information when they incur a material direct financial obligation or a material obligation under an off-balance sheet arrangement. The disclosure must be made on a Form 8-K under Item 2.03 or, if the obligation is incurred in connection with certain types of securities offerings, in prospectuses for that offering that are filed with the SEC.

     Fannie Mae’s securities offerings are exempted from SEC registration requirements. As a result, Fannie Mae does not file registration statements or prospectuses with the SEC with respect to its securities offerings. To comply with the new disclosure requirements, Fannie Mae will report its incurrence of these types of material obligations either on a Form 8-K or in offering circulars or prospectuses (or supplements thereto) that it will post on its web site, in accordance with a “no-action” letter we have received from the SEC staff. In cases where the information is disclosed in a prospectus or offering circular posted on Fannie Mae’s web site, the document will be posted on our web site within the same time period that a prospectus for a non-exempt securities offering would be required to be filed with the SEC.

     The web site address for disclosure about Fannie Mae’s debt securities is www.fanniemae.com/debtsearch. From this address, you can access the offering circular and related supplements for debt securities offerings under Fannie Mae’s universal debt facility, including pricing supplements for individual issuances of debt securities.

     For disclosure about Fannie Mae’s off-balance sheet obligations pursuant to some of the mortgage-backed securities we issue, please visit www.fanniemae.com/mbsdisclosure. From this address, you can access information and documents about our mortgage-backed securities, including prospectuses and related prospectus supplements or preliminary data statements for specific issuances.

     We do not intend the Internet addresses in the preceding paragraphs to be active links. Therefore, the information that appears on these web sites is not incorporated into this Form 8-K.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION
By /s/ Ann M. Kappler
Ann M. Kappler
Senior Vice President and General Counsel

Date: August 27, 2004